Exhibit 10.19
LOGMEIN, INC.
500 Unicorn Park Drive
Woburn, MA 01801
April 1, 2008
Richard Redding
c/o LogMeIn, Inc.
500 Unicorn Park Drive
Woburn, MA 01801
Dear Richard:
     I am pleased to reaffirm your position with LogMeIn, Inc., as Vice President, General Manager, Mobile. This letter amends and restates your previous offer letter, dated April 18, 2005. Upon signing this letter, the previous offer letter will be cancelled and be of no future force and effect. If you decide to continue with us, you will receive an annual salary of $175,000. Your salary will be paid in accordance with LogMeIn’s standard payroll practice, which is currently semi-monthly (i.e. $7,291.67 per pay period). Your salary will be updated from time to time as determined by the Compensation Committee. As an employee, you will also be eligible to receive employee benefits including twenty (20) vacation days per year which accrue monthly. You will also be eligible to participate in the Company’s benefit plans and fringe benefits, including the Company’s health plan. The Board of Directors reserves the right from time to time to change the Company’s employee benefit plans and fringe benefits.
     Each calendar year, you will be eligible for a discretionary annual bonus. The Company’s bonus plan is subject to review and approval by the Company’s Board of Directors and Compensation Committee and is based upon specific Company and individual performance goals established annually by Management and the Board of Directors.
     Additionally, from time to time it may be recommended at one of the meetings of the Company’s Board of Directors or Compensation Committee that the Company grant you an option to purchase shares of the Company’s Common Stock at a price per share to be determined by the Company’s Board of Directors or Compensation Committee. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. This option grant shall be subject to the terms and conditions of the Company’s stock option plan and stock option agreement.
     In the event your employment is terminated by the Company other than for cause, (i) at the time of, or any time following, an “acquisition of the Company”, or (ii) after the first anniversary of the commencement of your employment with the Company, or (iii) within six months after appointment of a new CEO, or (iv) for other reasons other than “for cause”, then you will be entitled to receive a severance payment equal to six (6) months of your base salary. In no event shall the Company be obligated to pay you a severance payment greater than six (6) months of your base salary or any severance payment other than as expressly set forth in this paragraph.
     For the purposes of the above severance provision, an “acquisition of the Company” shall be strictly limited to (1) the sale of all or substantially all of the assets of the Company to other than a current shareholder, (2) the acquisition in excess of fifty (50%) percent of the voting equity of the Company by a person or company not presently a shareholder of the Company, or (3) the merger or consolidation of the Company with another Company that was neither a subsidiary or affiliate with the Company just prior to the time of the merger or consolidation. Further for the purpose of the above severance provision, “for cause” is defined as any of the following: (1) insubordination or disregard of directives of the Company’s Board of Directors or the Chief Executive Officer of the Company (or any other Company officer to whom you report); (2) commission of a willful act which constitutes a breach of your duty of loyalty to the Company; (3) commission of a willful act of dishonesty in the course of your duties with the Company which significantly injures the Company; (4) engagement in gross or persistent misconduct injurious to the Company, its stockholders or affiliates; (5) conviction of a crime of moral turpitude or of a felony; or (6) chronic alcoholism or drug abuse.
     Upon a Change in Control of the Company (as that term is defined in the Company’s 2004 Equity Incentive Plan), fifty percent (50%) of your initial option to purchase 250,000 shares shall become exercisable as to any and all shares subject to the 250,000 share option that are not exercisable in full at the time of such Change in Control.
     You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company as may be in effect from time to time, in addition to any changes therein which may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.
     As a condition of your continued employment with the Company, you agree to continue to abide by the Company’s standard Confidentiality and Assignment of Inventions and Non-Competition Agreement, which you signed on April 26, 2005.
     The employment relationship between the Company and you is at-will, and your employment relationship may be terminated by the Company or you for any reason or for no reason. You represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract to which you were, are or may become a party on or at any time after the date you commenced your employment with the Company, or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services.

Sincerely, LogMeIn, Inc.
By:	/s/ Michael Simon
	Name:	Michael Simon
	Title:	CEO

I hereby acknowledge that I have had a full and adequate opportunity to read, understand, and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.
     /s/ Richard Redding
Richard Redding
Date: April 23, 2008